RULE 424(b)(3)
                                       REGISTRATION NO. 333-06335

     PRICING SUPPLEMENT NO. 24   TO PROSPECTUS DATED July 30, 1996
                        (As supplemented August 8, 1996)

                         IBM CREDIT CORPORATION

                           MEDIUM-TERM NOTES
                           (Fixed Rate Note)

               (Due One Year or More from Date of Issue)

Designation: Fixed Rate                 Original Issue Date:
  Medium-Term Notes Due                   February 28, 1997
  March 1, 2007

Principal Amount:  $25,000,000          Maturity Date:
                                          March 1, 2007

Issue Price (as a percentage of the     Regular Record Dates:
  Principal Amount): see below            The 15th day of each month, whether
                                          or not a Business Day, immediately
                                          preceding the corresponding Interest
                                          Payment Date

Interest Rate:  6.67% Per Annum         Interest Payment Dates:
                                          The 1st of each month, commencing
                                          April 1, 1997 and ending on the
                                          Maturity Date with no adjustment
                                          for period end dates.


Commission or discount (as              CUSIP: 449 22L 3E4
a percentage of Principal
Amount):  1.70%



                                           Form: [X] Book-Entry
                                                [   ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

INTEREST

        Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

        If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment.
 For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospestus Supplement and Prospectus.


REDEMPTION

        The Notes are redeemable by the Company on each March 1st and September 1st Interest Payment Date occuring on or after the March 1, 2000 Interest Payment Date, in whole but not in part, on at least 30 days notice at a redemption price of 100% of the principal amount thereof plus accrued interest theron to the date of redemption.


CERTAIN RISK FACTORS

        This Pricing Supplement does not describe all of the risks of an investment in the Notes. The Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Pricing Supplement or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of their particular circumstances. Prospective investors should be able to bear the redemption and other risks relating to an investment in the Notes.

        The Company may be expected to redeem the Notes when prevailing interest rates are relatively low. Upon any such redemption, registered holders (and beneficial owners) of the Notes generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on the Notes. Accordingly, prospective investors should consider the related reinvestment risk in light of other investments available at the time of an investment in the Notes.

        The ability of the Company to redeem the Notes at its option is likely to affect the market value of the Notes. In particular, prior to March 1, 2000, the market value of the Notes generally will not rise substantially above the redemption price because of such optional redemption feature.


PLAN OF DISTRIBUTION

        The Notes will be sold to Merrill Lynch & Co., Pierce, Fenner & Smith Incorporated at 98.30% of the principal amount for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

Dated:  February 19, 1997